UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 12, 2019

Pfenex Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36540	27-1356759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10790 Roselle Street

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 352-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PFNX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On November 12, 2019, Susan A. Knudson notified us of her intention to resign for personal reasons as Senior Vice President, Chief Financial Officer of Pfenex Inc. (the “Company”), effective November 13, 2019. This resignation is without Good Reason (as defined in Ms. Knudson’s executive employment agreement with the Company). In connection with Ms. Knudson’s resignation, the Company entered into a transition agreement and limited release (the “Agreement”) with Ms. Knudson dated November 13, 2019. The Agreement provides the following benefits as long as Ms. Knudson satisfies the conditions in the Agreement: (1) payment of a bonus severance amount of up to $122,500, or 35% of Ms. Knudson’s current base salary, for the 2019 calendar year, pursuant to the terms and conditions of the Company’s Incentive Compensation Plan, with the actual bonus severance amount to be determined based 80% upon achievement of pre-established corporate performance goals under the Incentive Compensation Plan and 20% upon achievement of Ms. Knudson’s individual performance goals (which individual performance goals will be deemed achieved at 100% for this purpose), and (2) Ms. Knudson’s provision of transition services to the Company as an at-will employee in a non-managerial and non-executive capacity until February 1, 2020 (the “Transition Period”) during which time she would receive payment of her current base salary for the 2019 calendar year of $350,000 and continue to participate in the Company’s employee benefit plans, in each case, until February 2020. Equity incentive awards held by Ms. Knudson will continue to vest in accordance with their terms during the term of Ms. Knudson’s service to the Company.

Following the end of the Transition Period, the Agreement also provides, as consideration for Ms. Knudson’s execution and non-revocation of a separate full release of all claims against the Company, (1) a lump sum severance payment of her base salary for nine months plus an amount to reflect bonus payments made to Ms. Knudson for the fiscal year preceding her resignation, and (2) the reimbursement of any premium payments associated with maintaining COBRA coverage for a period of up to nine months.

The foregoing information is a summary of select terms from the Agreement, is not complete, and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2019.

On November 13, 2019, the Company also issued a press release announcing the foregoing management change. The full text of the press release is attached as Exhibit 99.1 to this report and is hereby incorporated by reference herein.

Appointment of Acting Principal Financial and Accounting Officer

Following Ms. Knudson’s resignation and effective November 13, 2019, Evert B. Schimmelpennink, the Company’s President, Chief Executive Officer, and Secretary, will serve as its acting Principal Financial Officer and Principal Accounting Officer in addition to continuing as its President, Chief Executive Officer, and Secretary.

Evert B. Schimmelpennink, age 47 has served as the Company’s Chief Executive Officer, President and Secretary and a director since August 2017. Prior to his appointment, Mr. Schimmelpennink served as the Chief Executive Officer of Alvotech, a biosimilar development company, from 2015 to July 2017. From September 2015 to November 2015, Mr. Schimmelpennink served as Vice President — Global Sterile Injectables of Pfizer Inc., a pharmaceutical company. Prior to that, Mr. Schimmelpennink served as Vice President — Global Generics from 2012 to 2015 and Director of Specialty Injectable Pharma Marketing EMEA & Director of Distributor Operations EMEA from 2011 to 2012 of Hospira, Inc., a pharmaceutical company. From 2002 to 2011, Mr. Schimmelpennink held various roles at Synthon BV, a generics medicine company, including Vice President Marketing and Sales from 2008 to 2011. From 1997 to 2002 he held various roles with Numico NV, a Dutch maker of baby foods and nutritional bars and shakes, including International Product Manager from 2000 to 2002 and Researcher Product Development from 1999 to 2000. Prior to Numico, Mr. Schimmelpennink served as a vaccine technologist at the Dutch National Institute for Public Health and the Environment from 1998 to 1999. Mr. Schimmelpennink received a Masters in bioprocess engineering from the Wageningen University in the Netherlands.

No new compensatory arrangements were entered into with Mr. Schimmelpennink in connection with his appointment as acting Principal Financial Officer and Principal Accounting Officer. There are no family relationships between Mr. Schimmelpennink and any of the Company’s directors or executive officers. There are no transactions between Mr. Schimmelpennink and the Company which are reportable under Item 404(a) of Regulation S-K.

The Company’s Board of Directors has also begun the search for the next Chief Financial Officer and will work with an executive search firm to assist in identifying and evaluating candidates.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 13, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PFENEX INC.

Date: November 13, 2019	By:	/s/ Evert Schimmelpennink
Evert Schimmelpennink
Chief Executive Officer